Exhibit 99.1

Contacts: Shaun A. Burke (CEO) or Carter M. Peters (CFO), 1-833-875-2492	NASDAQ: GFED

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary fourth quarter and fiscal year 2020 financial Results

Springfield, MO – JANUARY 21, 2021

CEO Comments

“2020 will go down as the year that the COVID-19 pandemic impacted nearly every facet of our lives. For those in the financial industry the year included multiple rounds of stimulus to support individuals and business alike, closed facilities, restricted meetings, abrupt interest rate cuts and numerous regulatory changes. Despite these events, we continued to serve our communities by refinancing record amounts of mortgages, experienced unprecedented growth in deposits, advanced technological initiatives to assist customers in socially distanced settings and supported over 8,000 local jobs by originating 650 loans via the SBA Paycheck Protection Program (PPP). These figures are noteworthy, but in my opinion, the real story is the efforts by over 230 dedicated team members during the year to realize these results. To recognize our most valuable assets and their efforts in these very trying times, the Bank worked to support our staff throughout the year by making additional resources available to them. Specifically, bank-wide cash bonuses were paid out, a crisis fund was started to assist employees who are experiencing financial hardships, work-from-home policies were expanded and extensive cleaning and sanitizing efforts were utilized so that our team could safely complete their tasks. Guaranty Bank has weathered many events since its founding in 1913, with 2020 being no different. We look forward to 2021 as we continue to serve our valued customers with the highest level of service possible while delivering solid returns to our shareholders.

Preliminary financial results for 2020 included a strong 13% growth in assets supported by continued success in growing our core deposits. Annual net income was $6.8 million resulting in diluted earnings per share of $1.57 compared to net income of $9.4 million and diluted earnings per share of $2.11 for 2019. The decrease in earnings is primarily due to $3.6 million in additional funding of the allowance for loan loss reserves as a precautionary response to negative economic conditions impacting the local economy and select borrowers. Loan modifications and deferrals have receded from highs seen in the second and third quarters, however, certain industries continue to face difficulties returning to pre-pandemic levels. Additional government assistance was approved near the end of 2020 along with the continuation of other regulatory relief items to support economic recovery. Net interest margin compression became a headwind as interest rate cuts made by the Federal Reserve in March reset earning asset rates at a faster pace than our deposit products. Our capital position remains above all regulatory thresholds and was aided with the issuance of $20.0 million of subordinated debt by our holding company in the third quarter. Measured growth based on sound business practices remains our focus as we support our employees, customers, shareholders and communities as we begin to navigate 2021.”

- Shaun A. Burke, President and Chief Executive Officer

2020 Fiscal Year Highlights

●	Total assets grew $134.2 million (13%), with $37.3 million of this growth attributed to PPP loans to help support local businesses still in our loan portfolio as of December 31, 2020.
●	Total deposits grew $117.3 million (14%), of which transaction balances accounted for $130.7 million of the growth with declines of $13.4 million in savings and certificate account balances.
●	Tangible book value grew 5% during the year to $19.71 from $18.71.
●	Income from mortgage originations of $3.7 million was recognized during the year due to record levels of refinance activity in the current low-rate environment.
●	Shareholder dividends increased 11% over 2019 and the Company maintained a strong dividend yield, which was 3.50% at December 31, 2020.
●	$20.0 million in fixed-to-floating rate subordinated debt was issued to strengthen capital ratios and to provide additional liquidity as necessary for other growth initiatives.

COVID-19 Loan Modifications

Due to financial hardships caused by the COVID-19 pandemic, loan modifications were granted to borrowers across all collateral types. As of December 31, 2020, 20 loans remained modified for $28.6M (table below) for periods from one to twelve months. As of December 31, 2020, 84% of original modifications have resumed scheduled payments with the remaining 16% projected to resume their contractual payments during the first or second quarters of 2021.

Collateral Type	# Loans Modified	Amount of Loans Modified ($)	Interest Only 3 Months or Less	Interest Only 4-6 Months	Full Payment Deferral 3 Months	Full Payment Deferral 3 Months + Interest Only 3 Months or Less	Full Payment Deferral 3 Months + Interest Only > 3 Months	Full Payment Deferral > 6 Months
Hotel/Motel	9	$16,018,273	$-	$-	$-	$1,849,520	$7,962,876	$6,205,877
Theatre	5	10,586,792	-	-	-	-	3,826,974	6,759,818
Restaurant (C&I & RE)	2	411,029	123,236	287,793	-	-	-	-
Land & Land Development	1	1,279,878	-	-	-	-	1,279,878	-
1-4 Family Consumer	2	168,852	-	-	168,852	-	-	-
Other	1	93,100	-	93,100	-	-	-	-
Total Modified Loans	20	$28,557,924	$123,236	$380,893	$168,852	$1,849,520	$13,069,728	$12,965,695

Select Quarterly Financial Data

Below are selected financial results for the Company’s fourth quarter of 2020, compared to the third quarter of 2020 and the fourth quarter of 2019.

	Quarter ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$946	$1,898	$2,316

Diluted income per common share	$0.22	$0.44	$0.53
Common shares outstanding	4,337,615	4,337,615	4,313,083
Average common shares outstanding , diluted	4,359,119	4,346,277	4,397,506

Annualized return on average assets	0.33%	0.67%	0.91%
Annualized return on average common equity	4.22%	8.60%	10.86%
Net interest margin	2.94%	2.90%	3.38%
Efficiency ratio	77.35%	70.31%	71.50%

Common equity to assets ratio	7.76%	7.74%	8.36%
Tangible common equity to tangible assets	7.48%	7.45%	8.00%
Book value per common share	$20.51	$20.24	$19.62
Tangible book value per common share	$19.71	$19.42	$18.71
Nonperforming assets to total assets	1.67%	1.03%	1.09%

The following were items impacting the fourth quarter operating results as compared to the same quarter in 2019 and the financial condition results compared to December 31, 2019:

Interest income – Total interest income decreased $1.3 million (12%) during the quarter. The decrease is due to a sharp decline in interest rates on earning assets and the Company’s asset mix having greater percentages of cash and investment holdings rather than loans when compared to prior periods. Included in the decreased interest income, is the reversal of $0.4 million of accrued interest amounts on a loan relationship that was moved to nonperforming status during the quarter. The reversal of accrued interest on this relationship negatively impacted loan yield and net interest margin by 21 and 15 basis points, respectively, during the quarter.

The yield on average interest earning assets decreased 104 basis points to 3.75% with the average balance of total interest-earning assets increasing $122.4 million (13%). Compared to the fourth quarter of 2019, the average balance of the loan portfolio increased $25.0 million and the average loan yield decreased by 86 basis points to 4.54%. Other factors impacting loan interest income and yield on loans was loan accretion amounts on purchased loans declining by $297,000 during the quarter when compared to the same quarter in 2019 being offset by increased income of $680,000 from PPP loan origination fees that were able to be recognized during the quarter as loans continued to season or were forgiven and repaid by the Small Business Administration.

Interest expense - Total interest expense decreased $1.2 million (35%) during the quarter. The decrease is primarily driven by lower costs on all interest-bearing deposits and borrowings in the current rate environment. The average balance of interest-bearing liabilities increased $54.2 million (7%) as many depositors maintained higher balances than in prior periods, while the average cost of interest-bearing liabilities decreased 64 basis points to 1.01%. Cuts to key interest rates by the Federal Reserve caused significant reductions across the yield curve in 2020, however, pricing strategies by other institutions in our markets and overall economic conditions will continue to pressure deposit rates. To fund its asset growth and maintain prudent liquidity levels going forward, the Company will continue to utilize a cost-effective mix of retail and commercial core deposits along with non-core, wholesale funding, as needed.

See the Analysis of Net Interest Income and Margin table below for the fourth quarter.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets increased to $19.2 million (75%) as of December 31, 2020, compared to $11.0 million as of December 31, 2019. The increase is primarily the result of a $8.3 million relationship moved to nonperforming status during the fourth quarter of 2020. This relationship has been significantly impacted by the economic slowdown and market volatility. The credit is secured by real estate and a brokerage account.

Based on its reserve analysis and methodology, the Company recorded $1.4 million in provision for loan loss expenses during the quarter compared to no provision recorded during the prior year quarter. The decision to increase reserves was due to segments of our loan portfolio continuing to experience weakness as a result of COVID-19 and related economic slowdowns and uncertainties. At December 31, 2020, the allowance for loan losses of $9.6 million was 1.28% of gross loans outstanding (excluding mortgage loans held for sale), an increase from the 1.04% reserved as of December 31, 2019.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through a prior acquisition were recorded at fair value; therefore, there was no allowance associated with the loans at acquisition. Management continues to evaluate the allowance needed on the acquired loans factoring in the net remaining discount of approximately $550,000 as of December 31, 2020.

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest Income – Non-interest income increased $720,000 (43%) during the quarter compared to the same quarter in 2019. This was primarily due to increased income from the sale of mortgage loans of $568,000 (111%), increased gains on the sale of foreclosed assets of $207,000 (170%) and income of $51,000 (100%) recognized from a new loan swap product that debuted earlier in 2020. Offsetting these items was decreased income from the sale of SBA loans of $111,000 (48%) and reduced service charge income of $68,000 (15%) due to the volume of fee-based transactions being down from the prior quarter.

Non-interest Expense – Non-interest expenses increased $1,002,000 (15%) when compared to the same quarter in 2019. This increase was made up of several items with the following being the largest contributors:

●

Salaries and employee benefit expenses increased $620,000 (15%) compared to the same quarter in 2019 due to a few primary factors. First, executive leadership and managerial positions were hired in the commercial banking area throughout the year. Second, due to the record mortgage production activity, wages, commissions and incentives significantly increased over the prior year quarter for the mortgage banking area.

●

Data processing expenses increased $84,000 (16%) for the quarter when compared to the prior year quarter due to continued upgrades to our core processing system and additional technology and system purchases during 2020.

●	FDIC assessment premiums increased $80,000 (200%) compared to the same quarter in 2019, due to credits being used in the prior year period to offset nearly all assessment related expenses.
●

Other non-interest expenses increased when compared to the same quarter in 2019 by $244,000 (29%). Primary drivers of this were the funding of the previously mentioned employee crisis fund, professional fees for consulting services and higher expenses related to increased loan refinancing volumes.

Capital – As of December 31, 2020, stockholders’ equity increased $4.4 million (5%) to $89.0 million from $84.6 million as of December 31, 2019. Net income for the quarter exceeded dividends paid or declared by $0.3 million. The equity portion of the Company’s unrealized gains and losses related to our available-for-sale securities and interest rate swaps positively impacted equity balances by $0.8 million during the recently completed quarter. On a per common share basis, tangible book value increased to $19.71 at December 31, 2020 as compared to $18.71 as of December 31, 2019.

From a regulatory capital standpoint, all capital ratios for the Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Provision (credit) for income taxes
●	Net gains on the sale of investment securities
●	Commercial loan referral income
●	Net (gains) and losses on foreclosed assets held for sale
●	Provision for loan loss expense

A reconciliation of the Company’s net income to its operating income for the quarter and year ended December 31, 2020 and 2019 is set forth below.

	Quarter ended		Year ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(Dollar amounts are in thousands)		(Dollar amounts are in thousands)

Net income	$946	$2,316	$6,832	$9,415

Add back:
Provision (credit) for income taxes	(40)	424	1,235	1,683
Income before income taxes	906	2,740	8,067	11,098

Add back/(subtract):
Net gains on investment securities	-	(10)	(461)	(90)
Commercial loan referral income	(51)	-	(1,149)	-
Net (gain) losses on foreclosed assets held for sale	(85)	122	(36)	235
Provision for loan losses	1,400	-	3,600	200
	1,264	112	1,954	345

Operating income	$2,170	$2,852	$10,021	$11,443

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass ATM network which provides its customers surcharge-free access to over 32,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights

Operating Data:	Quarter ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Dollar amounts are in thousands, except per share data)

Total interest income	$9,944	$11,249	$40,870	$45,226
Total interest expense	2,152	3,305	9,611	13,535
Net interest income	7,792	7,944	31,259	31,691
Provision for loan losses	1,400	-	3,600	200
Net interest income after
Provision for loan losses	6,392	7,944	27,659	31,491
Noninterest income
Service charges	376	444	1,469	1,706
Gain on sale of loans held for sale	1,080	512	3,702	2,223
Gain on sale of Small Business Administration loans	120	231	619	1,030
Gain on sale of investments	-	10	461	90
Net gain (loss) on foreclosed assets	85	(122)	36	(235)
Commercial loan referral income	51	-	1,149	-
Other income	679	596	2,637	2,291
	2,391	1,671	10,073	7,105
Noninterest expense
Salaries and employee benefits	4,671	4,051	17,348	16,108
Occupancy	1,142	1,193	4,623	4,582
Other expense	2,064	1,631	7,694	6,808
	7,877	6,875	29,665	27,498
Income before income taxes	906	2,740	8,067	11,098
Provision for income taxes	(40)	424	1,235	1,683
Net income	$946	$2,316	$6,832	$9,415
Net income per common share-basic	$0.22	$0.54	$1.58	$2.14
Net income per common share-diluted	$0.22	$0.53	$1.57	$2.11

Annualized return on average assets	0.33%	0.91%	0.63%	0.96%
Annualized return on average equity	4.22%	10.86%	7.85%	11.26%
Net interest margin	2.94%	3.38%	3.06%	3.46%
Efficiency ratio	77.35%	71.50%	71.77%	70.88%

Financial Condition Data:	As of
	December 31,	December 31,
	2020	2019
Cash and cash equivalents	$148,423	$92,672
Available-for-sale securities	168,881	118,495
Loans, net of allowance for loan losses 12/31/2020 - $9,617; 12/31/2019 - $7,608	753,508	723,519
Intangibles	3,462	3,939
Premises and equipment, net	17,898	19,164
Lease right-of-use assets	8,470	9,053
Bank owned life insurance	25,295	24,698
Other assets	20,316	20,485
Total assets	$1,146,253	$1,012,025

Deposits	$938,673	$821,407
Advances from correspondent banks	66,000	65,000
Subordinated debentures	15,465	15,465
Subordinated notes	19,564	-
Other borrowed funds	-	11,200
Lease liabilities	8,561	9,106
Other liabilities	9,022	5,215
Total liabilities	1,057,285	927,393
Stockholders' equity	88,968	84,632
Total liabilities and stockholders' equity	$1,146,253	$1,012,025

Common equity to assets ratio	7.76%	8.36%
Tangible common equity to tangible assets ratio (1)	7.48%	8.00%
Book value per common share	$20.51	$19.62
Tangible book value per common share (2)	$19.71	$18.71
Nonperforming assets	$19,175	$10,995

(1) Stockholder’s Equity less Intangibles divided by Total Assets less Intangibles

(2) Stockholders’ Equity less Intangibles divided by Common Shares Outstanding

Analysis of Net Interest Income and Margin
	Three months ended 12/31/2020			Three months ended 12/31/2019
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$767,404	$8,764	4.54%	$742,373	$10,105	5.40%
Investment securities	159,098	1,032	2.58%	110,382	778	2.80%
Other assets	127,587	148	0.46%	78,967	366	1.84%
Total interest-earning	1,054,089	9,944	3.75%	931,722	11,249	4.79%
Noninterest-earning	70,958			72,998
	$1,125,047			$1,004,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$48,987	16	0.13%	$40,488	28	0.27%
Transaction accounts	511,945	485	0.38%	461,214	1,494	1.29%
Certificates of deposit	187,010	888	1.89%	216,081	1,184	2.17%
FHLB advances	66,000	317	1.91%	50,280	275	2.17%
Other borrowed funds	-	2	0.00%	11,271	127	4.47%
Subordinated debentures issued to Capital Trusts	15,465	181	4.58%	15,465	197	5.05%
Subordinated notes, net	19,557	263	5.35%	-	-	-
Total interest-bearing	848,964	2,152	1.01%	794,799	3,305	1.65%
Noninterest-bearing	186,953			125,289
Total liabilities	1,035,917			920,088
Stockholders’ equity	89,130			84,632
	$1,125,047			$1,004,720
Net earning balance	$205,125			136,923
Earning yield less costing rate			2.74%			3.14%
Net interest income, and net yield spread on interest earning assets		$7,792	2.94%		$7,944	3.38%
Ratio of interest-earning assets to interest-bearing liabilities		124%			117%